EXHIBIT 99.1

Cloud Lending, Inc.

Consolidated Financial Statements As of and for the Years Ended December 31, 2017 and 2016

Cloud Lending, Inc.

Independent Auditor's Report

The Board of Directors and Stockholders
Cloud Lending, Inc.
San Mateo, California

We have audited the accompanying consolidated financial statements of Cloud Lending, Inc. and its subsidiaries ("the Company"), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cloud Lending, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA LLP
San Jose, California
September 21, 2018

Cloud Lending, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,196	$1,041
Accounts receivable	1,676	1,121
Prepaid expenses and other current assets	220	160
Total current assets	4,092	2,322
Property and equipment, net	82	57
Deferred tax asset	83	11
Other assets	151	150
Total assets	$4,408	$2,540
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,108	$368
Accrued compensation	1,102	488
Accrued and other liabilities	562	360
Current portion of deferred revenue	6,141	3,046
Total current liabilities	8,913	4,262
Long-term deferred revenue	83	21
Convertible notes payable, net	2,022	—
Total liabilities	11,018	4,283
Commitments and contingencies (Note 6)
Convertible preferred stock: Series A, $0.0001 par value - authorized 6,389 shares; issued and outstanding 6,389 at December 31, 2017 and 2016, liquidation preference $13,729	9,904	9,904
Convertible preferred stock: Series A-1, $0.0001 par value - authorized 3,100 shares; issued and outstanding 3,040 shares and NIL at December 31, 2017 and 2016, respectively, liquidation preference $6,000	5,884	—
Stockholders' deficit
Common stock, $0.0001 par value - authorized 23,471 shares; issued and outstanding 8,995 and 8,573 shares as of December 31, 2017 and 2016, respectively	21	21
Additional paid-in capital	5,023	3,799
Accumulated deficit	(27,417)	(15,317)
Other comprehensive income	(25)	(150)
Total stockholders' deficit	(22,398)	(11,647)
Total liabilities and stockholders' deficit	$4,408	$2,540

See notes to consolidated financial statements.

Cloud Lending, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2017	2016
Net revenues	$7,656	$3,822
Costs of revenues	5,460	1,861
Gross profit	2,196	1,961
Operating expenses
Sales and marketing	6,634	3,655
Research and development	3,543	2,100
General and administrative	3,823	2,749
Total operating expenses	14,000	8,504
Operating Loss	(11,804)	(6,543)
Interest income	7	4
Interest expense and other, net	(98)	(28)
Loss before income taxes	(11,895)	(6,567)
Provision for income taxes	(205)	(216)
Net loss	(12,100)	(6,783)
Other comprehensive gain (loss)
Foreign currency translation adjustment	125	(146)
Comprehensive loss	$(11,975)	$(6,929)

See notes to consolidated financial statements.

Cloud Lending, Inc.
Consolidated Statements of Stockholders' Equity (Deficit)
(in thousands)

	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Losses	Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2015	6,389	$9,904	—	$—	8,500	$21	$3,700	$(8,534)	$(4)	$(4,817)
Exercise of stock options	—	—	—	—	73	—	1	—	—	1
Stock-based compensation expense for employees and nonemployees	—	—	—	—	—	—	98	—	—	98
Net income	—	—	—	—	—	—	—	(6,783)	—	(6,783)
Foreign currency translation loss	—	—	—	—			—	—	(146)	(146)
Balance at December 31, 2016	6,389	$9,904	—	$—	8,573	$21	$3,799	$(15,317)	$(150)	$(11,647)
Exercise of stock options	—	—	—	—	422	—	106	—	—	106
Issuance of Series A-1 convertible preferred stock (net of issuance cost of $116)	—	—	3,040	5,884	—	—	—	—	—	—
Stock-based compensation expense for employees and nonemployees	—	—	—	—	—	—	95	—	—	95
Vesting of restricted shares previously issued to founders	—	—	—	—	—	—	1,023	—	—	1,023
Net income	—	—	—	—	—	—	—	(12,100)	—	(12,100)
Foreign currency translation income	—	—	—	—	—	—	—	—	125	125
Balance - December 31, 2017	6,389	$9,904	3,040	$5,884	8,995	$21	$5,023	$(27,417)	$(25)	$(22,398)

See notes to consolidated financial statements.

Cloud Lending, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(12,100)	$(6,783)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	87	34
Stock-based compensation expense	1,118	98
Changes in operating assets and liabilities:
Accounts receivable	(554)	(600)
Prepaid expenses and other current assets	(61)	(34)
Deferred tax asset	(72)	(11)
Other assets	(1)	20
Accounts payable	740	63
Accrued compensation and expenses	837	477
Deferred revenue	3,157	1,770
Net cash used in operating activities	(6,849)	(4,966)
Cash flows from investing activities:
Purchases of property and equipment	(111)	(40)
Net cash used in investing activities	(111)	(40)
Cash flows from financing activities:
Issuance of Series A-1 preferred stock, net of issuance cost	5,884	—
Proceeds from convertible notes	2,000	—
Payments on convertible notes	—	(66)
Proceeds from exercise of stock options	106	1
Net cash provided by (used in) financing activities	7,990	(65)
Effect of exchange rate changes on cash and cash equivalents	125	(147)
Net increase (decrease) in cash and cash equivalents	1,155	(5,218)
Cash and cash equivalents, beginning of year	1,041	6,259
Cash and cash equivalents, end of year	$2,196	$1,041
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$395	$16
Cash paid for interest	$—	$14

See notes to consolidated financial statements.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

1. Organization and Summary of Significant Accounting Policies

Organization

Cloud Lending, Inc. (the "Company") was originally incorporated as MFIFlex Inc. in the state of California on February 9, 2012 and was merged into a Delaware corporation on July 3, 2014. The Company changed its name to Cloud Lending, Inc. in 2015. The Company provides cloud-based lending platform that simplifies the borrowing experience, helping lenders close loans faster and reduce operational inefficiencies through automation and configuration.

The Company has wholly-owned subsidiaries in India (Mfiflex Technologies Private Limited), United Kingdom (Cloud Lending UK Ltd) and Australia (Cloud Lending Australia PTY Ltd).

Going Concern

As of December 31, 2017, the Company had an accumulated deficit of $27.4 million and negative working capital of $4.8 million which raise substantial doubt about the Company's ability to continue as a going concern. Management plans to continue product and marketing development efforts and to finance its operations through debt and equity financing. In February 2018 and August 2018, the Company entered into debt agreements totaling $8.5 million to fund its operations. As described in Note 10, the Company has also entered into a definitive agreement with Q2 Holdings to be acquired.

There can be no assurance that the actions previously described will provide adequate capital to allow the Company to successfully complete and achieve widespread market acceptance of its products and services. If such capital is not sufficient, significant reductions in spending and the delay or cancellation of planned activities will be necessary. These actions could have a material adverse effect on the Company's business, results of operations and prospects. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries. All intercompany transactions and balances have been eliminated through consolidation. The functional currency of the subsidiary in India is the Indian Rupee, while the functional currency of the subsidiaries in United Kingdom and Australia is the U.S. dollar. The assets and liabilities of the India subsidiary are translated at the rates of exchange on the balance sheet date, and the revenues and expenses of the India subsidiary are translated at average rates of exchange during the year. Resulting translation gains or losses are included in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss) as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included as a component of other income or expense.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts and disclosures. Estimates are based on historical factors, current circumstances and the experience and judgment of management. Assumptions and estimates are evaluated on an ongoing basis. Significant estimates and assumptions are used for, but not limited to, revenue recognition, allowance for uncollectible accounts receivable; the useful lives of property and equipment; and equity related transactions; and income tax and valuation allowances. Actual results could materially differ from those estimates.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:

•	Level 1 – Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Observable Inputs (other than quoted prices included in Level 1), such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liabilities.

•
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, and which reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, certain other accrued liabilities and debt. Cash and cash equivalents include investments in money market funds with a maturity of generally three months or less, and are carried at cost, which approximates market value. The carrying amounts of accounts receivable, accounts payable, and other accrued liabilities approximate their fair values due to the short-term nature of those instruments.

At December 31, 2017, the fair value of the long-term debt was $1.9 million. The fair value of the long-term debt has been calculated using an estimate of the interest rate the Company would have had to pay on the issuance of notes with a similar maturity and discounting the cash flows at that rate. The fair values do not give an indication of the amount that the Company would currently have to pay to extinguish any of this debt.

Concentrations of Credit Risk

The financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and accounts receivable. The Company mitigates its credit risk with respect to cash by making deposits only with large, reputable financial institutions. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring of its customers' accounts receivable balances.

No customer accounted for greater than 10% of the Company's total net revenues for the years ended December 31, 2017 and 2016. Four customers accounted for 17%, 14%, 13% and 11% of the Company's total net accounts receivable at December 31, 2017. Two customers accounted for 23% and 14% of the Company's total net accounts receivable at December 31, 2016.

Significant Risks and Uncertainties

The Company is subject to those risks common to growth-stage companies, including, but not limited to, technological obsolescence; dependence on key personnel and customers; the successful protection of its proprietary technologies; compliance with government regulations; and the possibility of not being able to obtain additional financing, when needed.

Cash and Cash Equivalents

The Company considers all liquid investment instruments purchased with original maturities of three months or less to be cash equivalents.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Restricted Cash

Restricted cash consists of funds held at a financial institution as deposits for the Company's credit card arrangement. This is included in prepaid expenses and other current assets in the consolidated financial statements amounting to $22 and $20 as of December 31, 2017 and 2016, respectively.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount. The Company performs evaluations of the customers' financial condition and generally do not require collateral. The Company makes judgments as to its ability to collect outstanding receivables and provide allowances when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically provided for, provisions, if necessary, are recorded at differing rates, based upon the age of the receivable. In determining these percentages, the Company analyzes its historical collection experience and current payment trends. The determination of past-due accounts is based on contractual terms. As of December 31, 2017 and 2016, the Company determined an allowance for doubtful accounts was not necessary.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over three years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or remaining lease term.

The cost and related accumulated depreciation of any property or equipment disposed of are eliminated from the accounts, and any gain or loss is included in the consolidated statements of operations.

Revenue Recognition

The Company generates revenue from (1) the sale of subscription and support services; (2) professional services; and (3) usage fees.

Subscription and support revenue includes subscription fees from customers accessing cloud-based application suite and support fees from customers purchasing support. The arrangements with customers do not provide the customer with the right to take possession of the software supporting the cloud-based application service at any time. Professional services include fees from implementation services, consultation services to support the business process mapping, project management services, technical knowhow assistance and quality assurance. Usage fees include fees charged to customers based on monthly loan balance for portfolio fees and usage over and above a certain monthly minimum for Application Programming Interface ("API") calls.

The Company begins to recognize revenue for a customer when all of the following conditions are satisfied:

•there is persuasive evidence of an arrangement;
•the service has been or is being provided to the customer;
•the collection of the fees is reasonably assured; and
•the amount of fees to be paid by the customer is fixed or determinable.

In most instances, revenue from a new customer acquisition is generated under sales agreements with multiple elements, comprised of subscription and support fees from customers accessing the cloud-based application suite and professional services associated with consultation services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the control of the Company. Subscription and support have standalone value because the Company routinely sells them separately. Professional services have standalone value because the Company has sold professional services separately, and there are several third party vendors that routinely provide similar professional services to the customers on a standalone basis.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

The Company allocates revenue to each element in an arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence ("VSOE"), if available, third-party evidence ("TPE"), if VSOE is not available, or estimated selling price ("ESP"), if neither VSOE nor TPE is available. As the Company has been unable to establish VSOE or TPE for the elements of our sales arrangements, the Company establishes the ESP for each element primarily by considering the weighted average of actual sales prices of professional services sold on a standalone basis. For subscription and support services including various add-on modules, ESP for each element is established based on a combination of the weighted average of actual sales prices for standalone sales, the Company's standard pricing strategy including selling combined subscription and support, customer geography and standard margins. The consideration allocated to subscription and support is recognized as revenue over the contract period commencing when the subscription service is made available to the customer upon implementation. The consideration allocated to professional services is recognized on completion of these services as these services have value to the customer when put in production. Usage fees become fixed and determinable when related reports are generated and the Company has no remaining obligations. The usage fees are contingent and are concluded to be at no incremental discount as the pricing is based on consistent methodology across all customer base. As such these fees are recognized as revenue in the month it is delivered and billed to customer.

The total arrangement fee for a multiple element arrangement is allocated based on the relative ESP of each element. However, since the professional services are generally completed prior to completion of delivery of subscription and support services, the revenue recognized for professional services in a given reporting period does not include fees subject to delivery of subscription and support services. This results in the recognition of revenue for professional services that is generally no greater than the contractual fees for those professional services.

For single element sales agreements, subscription and support revenue is recognized ratably over the contract term beginning on the provisioning date of the contract. The Company recognizes professional services revenue using the proportional performance method for single element arrangements unless the service relates to implementation which are recognized upon completion.

Research and Development

Costs related to research and development is expensed as incurred.

Advertising and other promotional costs

Advertising and other promotional costs are charged to operations as incurred and included in sales and marketing expenses. These costs totaled $44 and $66 for the year ended December 31, 2017 and December 31, 2016, respectively.

Stock-Based Compensation

The Company applies Accounting Standards Codification ("ASC") 718, "Compensation – Stock Compensation," which requires the measurement and recognition of compensation expense for all share based payment awards made to employees and directors, including employee stock options, based on estimated fair values recognized over the requisite service period. For options granted and valued in accordance with ASC 718, the Company uses the straight line method for expense attribution.

The fair value of options is estimated on the grant date using the Black-Scholes option-valuation model. This valuation model for stock compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term, the volatility of the Company's common stock, an assumed risk free interest rate, and the estimated forfeiture rate of unvested stock options. To the extent actual forfeitures differ from the estimates, the difference will be recorded as an adjustment in the period estimates are revised. No compensation cost is recorded for options that do not vest. The Company follows the guidance in Staff Accounting Board ("SAB") No. 110, "Share-Based Payment," and estimates the expected term based on an average of the vesting period and the exercise period for each option. Since the Company's stock has not been actively traded in the past, the volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid cash dividends and has no present intention to pay cash dividends in the future; as a result, the expected dividend is zero. The Company estimated its forfeiture rate based on an analysis of historical pre-vesting forfeitures and has reduced stock based compensation expense accordingly.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

The Company recognizes fair value of stock options granted to nonemployees as a stock-based compensation expense over the period in which the related services are received. Stock-based compensation expense related to stock options granted to nonemployees is recognized on an accelerated basis as the stock options are earned. The Company believes that the estimated fair value of stock options is more readily measurable than the fair value of the services received.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss (NOL) carryforwards, and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The Company follows ASC 740-10, "Accounting for Uncertainty in Income Taxes." ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740-10. The first step is to evaluate each uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. For the years ended December 31, 2017 and 2016, the Company's comprehensive loss is composed of net loss and foreign currency translation adjustments from the India subsidiary.

Newly Adopted and Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)." Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued several amendments to the standard, including clarification on accounting for licenses of intellectual property and identifying performance obligations. These new standards are effective for annual periods beginning after December 15, 2019 and interim periods for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," to improve financial reporting and disclosures about leasing transactions. This ASU will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, where lease terms exceed 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease; both types of leases will be recognized on the balance sheet. The ASU will also require disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The ASU is effective for the Company's consolidated financial statements for the year ending December 31, 2020. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation – Stock Based Compensation (Topic 718): Improvements to Employee-Share-Based Payment Accounting" ("ASU 2016-09"), which impacts the accounting for stock-based compensation. ASU 2016-09 requires tax benefits or deficiencies associated with stock-based compensation award activity to be reflected in income tax expense in the combined statement of operations. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this guidance did not result in a material impact to the consolidated financial statements.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which provides guidance on eight specific cash flow issues. Among these issues, this standard requires, at the settlement of zero coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowings, the portion of the cash payment attributable to the accreted interest related to the debt discount to be classified as cash flows for operating activities, and the portion of the cash payments attributable to the principal to be classified as cash outflows for financing activities. This standard is effective for interim and annual reporting periods beginning after December 15, 2017, and early adoption is permitted. This ASU is not expected to have a material impact on the consolidated financial statements.

In November 2015, FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." This update eliminates the current requirement for organizations to present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments are effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods. The amendments may be applied prospectively to all deferred assets and liabilities, or retrospectively for all periods presented. The Company adopted this ASU retrospectively, and the December 31, 2017 and 2016 balance sheets reflect the new guidance for classification of deferred taxes.

2. Property and Equipment

Property and equipment as of December 31, consist of the following:

	2017	2016
Leasehold improvements	$44	$5
Furniture, fixtures, and equipment	11	8
Computer equipment and software	150	78
Total	205	91
Less accumulated depreciation and amortization	(123)	(34)
Property and equipment - net	$82	$57

Depreciation expense for the years ended December 31, 2017 and 2016, was $87 and $34, respectively.

3. Accrued and Other Liabilities

Accrued and other liabilities as of December 31, 2017 and 2016, consist of the following:

	2017	2016
Other accrued expenses	$456	$126
Income taxes payable	106	234
	$562	$360

4. Convertible Note Payable

In August 2017, the Company issued convertible promissory note (the "Note") for consideration of $2.0 million. The Note bears interest at the rate of 3% per annum and principal and accrued interest shall become fully due and payable on the earlier of August 2019, or upon occurrence of an event of default. The note may not be prepaid in whole or in part at any time by the Company without the prior written consent of the holder.

The Note automatically converts upon completion of a qualified financing defined as an event whereby the Company sells Capital Stock (other than the Common Stock or a class of stock equivalent to Common Stock) primarily for financing purposes to one or more investors, in one transaction or a series of related transactions, for aggregate proceeds to the Company of at least $6.0 million. The Note may also convert at the option of the holder upon completion of a nonqualified financing. In the event of an acquisition, the Note including unpaid interest will become due and payable immediately prior to the closing of the

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

acquisition and the holder shall also have the right to convert outstanding principal into common stock prior to the closing of such acquisition. The Note originally allowed the Company to defer the maturity date by up to two consecutive 6-month period at an interest rate of 6% per annum until its amendment in July 2018. The accrued interest was $22 as of December 31, 2017.

5. Factoring Arrangement

In October 2017, the Company entered into an account receivables financing arrangement with a lender, whereby selected acceptable accounts receivable are financed for an advance of 80% of the face value of the factored receivables. The factoring arrangement is full recourse and the Company continues to assume the credit risk and retains the title of those receivable. The maximum facility amount under the arrangement is up to $1.5 million with an interest rate at prime plus 1% per annum. To date, there have been no accounts receivables financed under this arrangement.

6. Commitments and Contingencies

The Company leases office space under various noncancelable operating leases that expire at various times; U.S. facility through June 2019 and India facility through October 2020. Rent expense related to the Company's operating leases was approximately $0.6 million and $0.5 million for the years ended December 31, 2017 and 2016, respectively. Future annual minimum lease payments under these noncancelable operating leases and operating costs as of December 31, 2017, are approximately as follows:

Year Ended December 31,
2018	$459
2019	362
2020	207
Future minimum lease payments	$1,028

Contingencies

Certain of the Company's agreements indemnify its customers for expenses or liabilities resulting from claimed infringements of patent, trademark, or copyright by third parties related to the intellectual property content of the Company's products. Certain of these indemnification provisions are perpetual from execution of the agreement, and in some instances, the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to a claim. Accordingly, the Company has not recorded any amounts related to infringements.

The Company has entered into indemnification agreements with its executive officers. Under these agreements, the Company has agreed to indemnify such individuals against liabilities that arise by reason of their status as officers.

7. Stockholders' Equity

Convertible Preferred Stock

Under the Company's certificate of incorporation, as amended, the Company has authorized the issuance of 9,489 shares of convertible preferred stock, with a par value of $0.0001, at December 31, 2017, which have been designated as Series A convertible preferred stock (Series A) and Series A-1 convertible preferred stock (Series A-1).

The rights, preferences, and privileges of Series A and Series A-1 preferred stock are as follows:

Dividends

The holders of Series A and Series A-1 shall be entitled to receive dividends at such times and in such amounts, if any, as are received by the holders of outstanding shares of common stock, pro rata based on the number of shares of common stock held by each, determined on an as-if-converted basis.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Liquidation Preference

In the event of the liquidation of the Company, the holders of Series A and Series A-1 shall be entitled to receive an amount per share equal to the greater of $2.1490 and $1.9737 respectively, multiplied by the number of preferred shares held respectively, plus all declared but unpaid dividends, before any amount shall be paid to the holders of common stock, or such amount per share as would have been payable had all shares of Series A and Series A-1 been converted into common stock immediately prior to such liquidation event. If the amounts available for distribution upon a liquidation event are insufficient to make payment in full to each holders of Series A and Series A-1, such holders of Series A and Series A-1 shall share ratably in proportion to the full respective liquidation preference to which they are entitled. For purposes of this provision, any of the following events shall be considered a liquidation: (1) the sale or disposition of substantially all of the Company's assets and (2) the merger of the Company with another entity in which a transfer of control of the Company occurs.

Conversion

The holders of preferred stock may convert their shares into shares of the Company's common stock on a one-for-one basis (subject to adjustment for events of dilution), at any time, at their option. All shares of preferred stock shall automatically be converted into shares of the Company's common stock upon the closing of an initial public offering of the Company's common stock, in which the gross proceeds to the Company are at least $100.0 million, at a price per share equal to at least two times the Series A-1 original issue price (as adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like).

Voting Rights

The voting rights of the preferred stockholders are equal to those of the common stockholders.

Redemption Rights

The Series A and A-1 preferred stock outstanding has a redemption right if there is a change in control. Because of the respective redemption rights, the preferred shares are included within temporary or mezzanine equity on the consolidated Balance Sheets. The redemption price is equal to the original issue price, plus declared but unpaid dividends (dividends are non-cumulative). The change in control isn't considered probable until the change in control occurs and accordingly the Company does not adjust the Series A and A-1 preferred stock to redemption value until the redemption is probable.

Restricted Shares Previously Issued to Founders

In January 2017, in connection with the issuance of Series A-1 convertible preferred stock, certain of the Company's founders entered into stock restriction agreements, whereby 3,500 of previously unrestricted shares of common stock became subject to repurchase by the Company upon the stockholder's termination of employment or service to the Company. The Company's repurchase rights lapse in equal increments on each monthly anniversary date over a two year period. The stock restriction agreements resulted in the deemed cancellation and reissuance of restricted common shares. As such, the Company recognizes the measurement date fair value of the restricted stock over the vesting period as compensation expense. As of January 2017, the aggregate fair value of the common shares subject to repurchase was $2.1 million. For the year ended December 31, 2017, the Company recognized stock-based compensation for these awards of $1.0 million. As of December 31, 2017, approximately 1,836 shares of common stock were subject to repurchase by the Company. As of December 31, 2017, the unvested stock liability related to these awards was $1.1 million.

Common Stock Warrant

In January 2015, the Company issued a fully vested warrant to purchase 36 shares of common stock in conjunction with the issuance of a convertible note. The convertible note was converted to Preferred Series A in September 2015. The warrant has total exercise price of $0.01 and expires ten years from date of grant. The estimated fair value of the warrant using the Black-Scholes option pricing model was immaterial.

Upon the issuance of the Preferred Series A in September 2015, an additional warrant was issued to purchase 39 shares of common stock under the terms and conditions of the original warrant agreement. The estimated fair value of this additional warrant using the Black-Scholes option pricing model was immaterial. Common stock warrants are accounted for as equity.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Reserved Shares

As of December 31, 2017, the Company has reserved shares of common stock for future issuance as follows:

Number of Shares

Common Stock Reserved For Issuance:
Preferred Series A issued and outstanding	6,389
Preferred Series A-1 issued and outstanding	3,040
Common stock warrants	74
Stock options outstanding	2,953
Stock options available for future issuance	818
13,274

Stock Option Plan

In September 2014, the Company adopted the 2014 Stock Option Plan (the "Plan"). Under the Plan, the Company may grant either incentive stock options, nonqualified stock options to employees, nonemployees and consultants who provide services to the Company.

Employees are eligible to receive incentive stock options (ISOs), and nonemployees may be granted nonqualified stock options (NSOs). The board of directors has the authority to set the exercise prices of all options granted with the following stipulations: the exercise price of an ISO shall not be less than 100% of the fair value of the Company's common stock (as determined by the board of directors) on the date of grant; the exercise price of an ISO granted to a stockholder who holds 10% or more of the Company's stock shall not be less than 110% of the fair value of the common stock on the date of grant; the exercise price of an NSO shall not be less than 85% of the fair value of the common stock on the date of grant; and the exercise price of an NSO granted to a stockholder who holds 10% or more of the Company's stock shall not be less than 110% of the fair market value of the common stock.

Generally, the Company's outstanding options vest at a rate of 25% per year. The term of the options is generally 10 years. Options granted to stockholders who hold 10% or more of the Company's stock may not have a term that exceeds five years.

The option activity for the years ended December 31, 2017 and 2016 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)
Balance - December 31, 2015	1,628	$0.20	8.93
Granted	1,050	0.49
Exercised	(73)	0.22
Canceled	(110)	0.28
Balance - December 31, 2016	2,495	0.32	7.00
Granted	1,610	0.64
Exercised	(422)	0.22
Canceled	(730)	0.24
Balance - December 31, 2017	2,953	0.53	9.09
Exercisable - December 31, 2017	810	0.37	8.21
Vested and expected to vest - December 31, 2017	2,494	$0.51	9.01

At December 31, 2017, 818 options were available for future grant under the Plan.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

The fair value of options vested was approximately $82 and $88 for the years ended December 31, 2017 and 2016, respectively. The options granted weighted-average fair value was $0.28 per share and $0.23 per share for the years ended December 31, 2017 and 2016, respectively. The aggregate intrinsic value of options exercised was approximately $0.2 million and $24 for the years ended December 31, 2017 and 2016, respectively.

Stock-Based Compensation Expense

The Company estimates the fair value of stock options granted on the grant date using the Black Scholes option valuation model and applies the straight-line method of expense attribution. The following assumptions are used to value stock options granted to employees: volatility of 40% and 43% in 2017 and 2016, respectively; average risk-free interest rate of 2.04% and 1.56% in 2017 and 2016, respectively; expected term of 6.05 years and 5.97 years respectively; and a dividend rate of $0.

The Company recorded stock compensation expense for the years ended December 31, 2017 and 2016, as follows:

	2017	2016
Cost of revenues	$5	$1
Sales and marketing	43	38
Research and development	8	5
General and administrative	25	5
Total employee stock-based compensation expense	$81	$49

As of December 31, 2017, there was approximately $0.4 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested stock options, which is expected to be recognized over the weighted-average remaining period of 1.47 years.

Options Issued to Consultants

During fiscal years ended December 31, 2017 and 2016, the Company issued options to purchase 120 and 171 shares of common stock to nonemployees, respectively, at exercise price of $0.68 and $0.49 per share and recorded $14 and $49 as compensation expense, respectively. The fair value of the options granted to nonemployees was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate within the range of 1.81% to 2.53%, expected dividends of 0%, volatility within the range of 47% to 49%, and term of 10 years. The compensation expense with respect to the unvested options is subjected to adjustment as the fair value of the Company's common stock change and as they vest. The fair value of these options is expensed over the vesting period, which generally vests over two years.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

8. Income Taxes

The provision for income taxes for the years ended December 31, 2017 and 2016, was as follows:

	2017	2016
Current provision
U.S. Federal tax	$—	$—
U.S. State tax	1	1
Foreign tax	276	226
Total current provision for income taxes	$277	$227
Deferred charitable contribution
U.S. Federal tax	$—	$—
U.S. State tax	—	—
Foreign tax	(72)	(11)
Total deferred (benefit) for income taxes	(72)	(11)
Total provision for income taxes	$205	$216

The components of the net deferred tax assets are as follows as of December 31:

	2017	2016
Deferred tax assets:
Accruals and reserves	$135	$972
Fixed assets	3	—
Net operating losses and credit carryover	4,905	2,850
Stock compensation	25	25
Other	—	—
Gross deferred tax assets	5,068	3,847
Valuation allowance	(4,985)	(3,836)
Total deferred tax assets	$83	$11

Income tax expense differed from the amount computed by applying the federal statutory income tax rate of 34% to pretax income for the years ended December 31, 2017 and 2016 as a result of the following:

	2017	2016
Federal tax at statutory rate	34.0%	34.0%
Valuation allowance	(9.6)	(37.7)
Tax Cuts and Job Act of 2017	(21.7)	—
Stock compensation adjustment	(3.2)	(0.2)
Other	(1.2)	0.6
Total	(1.7)%	(3.3)%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets in the U.S. have been fully offset by a valuation allowance as it is more likely than not that some portion of the these assets will not be realized. The Valuation Allowance increased by $1.1 million and $2.5 million for the years ended December 31, 2017 and 2016, respectively. Net deferred tax assets primarily relate to foreign components of accruals and reserves. The Company has determined that the deferred tax assets in its foreign jurisdictions are more likely than not to be utilized.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

As of December 31, 2017, the Company had total net operating loss carryforwards for federal, state and foreign income tax purposes of $20.3 million, $8.2 million and zero, respectively. If not utilized, the federal and state operating loss carryforwards will both begin to expire in 2033. As of December 31, 2016, the Company had total net operating loss carryforwards for federal, state and foreign income tax purposes of $7.6 million, $4.2 million and zero, respectively.

Utilization of the net operating loss carry-forwards and credit carry-forwards may be subject to a substantial annual limitation due to the limitations set forth in Sections 382 and 383 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), and similar state provisions. The Company has not concluded a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code had occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of the net operating loss carry-forwards and credit carry-forwards attributable to periods before the change.

The Company files U.S. and state income tax returns with varying statutes of limitation. The federal and state returns statute of limitations remains open for tax years from 2013 and 2012 respectively and thereafter. The foreign returns statute of limitations remains open since 2011 for India and since inception for UK and Australia. There are currently no income tax audits underway by U.S., state, or foreign tax authorities.

As of December 31, 2017, the Company had $0.1 million in unrecognized tax benefits and does not anticipate any significant changes to its unrecognized tax benefits within the next 12 months. The company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. There was $1 and zero interest and penalties accrued as of December 31, 2017 and 2016, respectively.

	2017	2016
Beginning balance	$21	$—
Gross increase for tax positions of current year	80	21
Gross increase for tax positions of prior years	—	—
Ending balance	$101	$21

The Company has not provided for U.S. income taxes on undistributed earnings of its foreign subsidiaries, because it intends to permanently re-invest these earnings outside the United States. Undistributed earnings of foreign subsidiaries is immaterial for all periods presented.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act ("TCJA"), thereby enacting the law. This law will have significant impact on the Company's U.S. taxes. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21%, effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. The Company has calculated its best estimate of the impact of the Act in its year end income tax provision in accordance with its understanding of the Act and guidance available as of the date of this filing.

SAB 118 was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. The FASB has indicated that private companies may also apply SAB 118, which established that companies' financial statements should include:

1. Income tax effects of TCJA for which the ASC 740 accounting is complete; or

2. Provisional income tax effects for specific TCJA components for which the ASC 740 accounting is incomplete but a reasonable estimate can be made; or

3. For specific TCJA components for which a reasonable estimate cannot be made, the registrant should apply pre-TCJA law when determining the tax effects to include in the financial statements.

Cloud Lending, Inc.
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

In accordance with SAB 118, the Company has made reasonable estimates for the re-measurement of certain deferred tax assets and liabilities as well as a one-time transition tax on foreign earnings. The Company recorded $2.6 million in connection with the re-measurement of certain deferred tax assets and liabilities, and corresponding valuation allowance of $2.6 million at December 31, 2017. Additional work is necessary for a more detailed analysis of its deferred tax assets and liabilities. In addition, the Company has estimated a one-time transition tax inclusion on the mandatory deemed repatriation of foreign earnings of $0.2 million.

The TCJA subjects a U.S. shareholder to tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company is currently evaluating the impact of the GILTI provisions.

9. Employee Benefit Plan

The Company has a defined contribution retirement plan (the 401(k) Plan) that qualifies under Section 401(k) of the Internal Revenue Code of 1996. The 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to statutory annual limitations, and the Company is allowed to make discretionary contributions. The Company has made no discretionary contributions to date.

10. Subsequent Events

In February 2018, the Company issued convertible promissory notes (the "Notes") with certain existing shareholders for consideration of $5.5 million. The Notes bear interest at the rate of 7% per annum and principal and accrued interest shall become fully due and payable on August 18, 2019.

In the event that the Company consummates a liquidation event prior to maturity, the Company shall pay to the holders an amount equal to (a) all outstanding principal and accrued interest plus (b) an amount equal to one and one-half times the then outstanding principal amount.

In the event that any indebtedness remains outstanding on the maturity date, at the election of the holders the then outstanding principal shall be converted into a number of shares of a newly created preferred stock by certain conversion price.

In conjunction with the Notes, the Company issued fully vested warrants to purchase 809 shares of common stock.

In August 2018, the Company entered into a definitive agreement to be acquired by Q2 Holdings (the "Acquisition"), Inc. for approximately $105 million cash consideration plus potential additional consideration that may become payable at certain measurement dates in the future upon the achievement by the acquired business of certain financial metrics on such dates. The acquisition is subject to certain closing conditions including delivery of audited financial statements for fiscal years ended December 31, 2016 and December 31, 2017 and review of the Company's financial statements for the interim period beginning January 1, 2018 and ending June 30, 2018.

In August 2018, the Company entered into a term loan agreement (the "Loan") with a financial institute for a consideration of $3.0 million. The Loan bears interest at the bank prime rate plus 1% per annum. Accrued interest is due and payable monthly and the principal become fully due and payable on the earlier of November 30, 2018 or the closing of the Acquisition.

The Company's management has evaluated subsequent events through September 21, 2018, the date these consolidated financial statements were available for issuance.